EXHIBIT 10.28




May __, 1997




Mr. Arthur T. Shorin
400 East 56th Street
New York, New York  10022

Dear Mr. Shorin:

The Topps Company, Inc. (the "Company") hereby agrees with you to the following amendment (the "Amendment") to your Employment Agreement with the Company, dated as of October 28, 1991, as amended on May 18, 1994, May 19, 1995 and
May 22, 1996 (the "Agreement").

This will confirm your consent (i) to the limited waiver of the 10% increase in the annual base salary to be paid to you pursuant to section 5(a) of the Agreement for your services rendered during the Company's fiscal year ending February 28, 1998 only, and (ii) to a target annual bonus opportunity of 20% of annual base salary for the Company's fiscal year ending February 28, 1998 only.

The amendments set forth herein shall be limited precisely as written and shall not be deemed to be a modification or waiver of any right or remedy which the parties hereto may not have or may have in the future under or in connection with the Agreement, including, without limitation, the right to have all termination payments required to be made under Section 7 of the Agreement calculated to include all salary increases required to have been provided under the terms of the Agreement, without regard to the limited waivers of such increases made by the amendments to the Agreement dated May 18, 1994, May 19, 1995 and May 22, 1996. Except as provided herein, the Agreement shall remain unchanged and in full force and effect. This Amendment may be executed in counterparts, which taken together shall constitute one and the same amendatory instrument.

Mr. Arthur T. Shorin

May- ,1997
Page 2



This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York.

Very truly yours,

TOPPS COMPANY, INC.



By:________________________                 ______________________
         Catherine Jessup                   Arthur T. Shorin
         Vice President-Chief
           Financial Officer